EXHIBIT 10.2

[Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

Addendum No. 1
Backblaze Master Strategic Agreement
This addendum number one (the “Addendum”), effective as of June 16, 2026 (the “Addendum Effective Date”), is between Backblaze, Inc. (“Backblaze”) and Customer (“Customer”) as named in the signature block of this Addendum with respect to the Backblaze Master Strategic Agreement of even date with this Addendum (the “Agreement”) and Order Form 3 under the Agreement attached to this Addendum as Exhibit A (the “Phase 3 Order Form”).
1.Services.

1.1.The Services under this Addendum and the Phase 3 Order Form (“Managed Storage”) will be conducted by Backblaze in accordance with the Agreement and shall be considered “Services” thereunder except that Customer will provide all datacenter facilities, network connectivity, and capital infrastructure required to support the platform, [***] (“Customer Infrastructure and Responsibilities”). With respect to network responsibilities, the Parties agree to the following boundary of responsibility: [***] Without limiting Backblaze’s obligations under the Agreement and this Addendum, Customer is solely responsible for the Customer Infrastructure or Responsibilities and except as expressly set forth herein, Backblaze shall have no obligations under this Agreement for such Customer Infrastructure or Responsibilities, provided that Backblaze shall be responsible under this Agreement for the Services provided using the Customer Infrastructure or Responsibilities. For clarity, the Parties acknowledge and agree that (a) the “Services,” for purposes of this Addendum and Order Form 3, shall include the reception and installation of all equipment in the facility and the implementation of all reasonable Customer assets management procedures communicated to Backblaze in writing, and (b) any references in the Agreement to documentation shall refer to Backblaze’s B2 documentation except for such additional documentation as Backblaze may provide to Customer pursuant to this Addendum and Order Form 3. Without limiting the generality of the foregoing, with respect to breaches of confidentiality or security obligations under the Agreement, including the DPA and BAA, Customer shall be liable for security incidents arising through the Customer Infrastructure and Responsibilities (except to the extent attributable to Backblaze’s breach of its obligations under the Agreement, BAA, DPA or this Addendum) and Backblaze shall be liable for security incidents arising through the Services (except to the extent attributable to Customer’s breach of its obligations under the Agreement, BAA, DPA or this Addendum).

1.2.The Parties understand and agree that Backblaze shall have sole control of the Services which will be performed by Backblaze personnel under Backblaze’s sole control, provided that Backblaze shall ensure that its personnel comply with all security and other rules and procedures (including without limitation health and safety policies) implemented by Customer with respect to persons physically present at any facility included in the Customer Infrastructure and Responsibilities, provided such rules and procedures are provided to Backblaze in writing and in advance, provided that, if the compliance would impose material cost or burden on Backblaze, that is not otherwise contemplated in the Agreement, then Backblaze reserves the right to charge reasonable fees to offset that cost or burden (provided, however, that any such fees will be mutually agreed).

1.3.Customer will use commercially reasonable efforts to provide the Customer Infrastructure and Responsibilities in accordance with this Addendum and any Phase 3 Order Form for Backblaze’s use in providing the Services. Customer warrants and represents to Backblaze that (a) the Customer

Infrastructure and Responsibilities shall conform in all material respects to the bills of materials and other specifications provided by Backblaze to Customer pursuant to this Addendum and the Phase 3 Order Form and the terms of this Agreement and the Phase 3 Order Form; (b) Customer’s personnel have the required skill, experience and qualifications to provide the Customer Infrastructure and Responsibilities, and any required services thereunder will be performed in a workmanlike manner in accordance with industry standards for similar services and Customer will devote sufficient resources to ensure the Customer Infrastructure and Responsibilities are provided in a timely and reliable manner.

1.4.Section 1.6 of the Agreement is supplemented with respect to this Addendum by replacing clause (c) with the following: “(c) Backblaze shall use commercially reasonable efforts to ensure that the Services do not, and will not, contain or introduce onto Customer’s system or Customer Infrastructure and Responsibilities any Trojan horse, worm, time bombs, virus or other malicious code or programming devices designed to access, modify, delete, damage, deactivate or disable any computer, system or software, or otherwise deprive Customer or its authorized users of its right to use or receive the Services, provided this warranty does not extend to code, files, or data uploaded or introduced by Customer.”
1.5.The requirements of Section 2.1 of the Agreement will apply to the Customer Infrastructure and Responsibilities, in addition to the Services.

1.6.Section 2.3 of the Agreement is supplemented solely with respect to the Phase 3 Order Form by adding the following: “Customer shall use commercially reasonable efforts consistent with industry standards to prevent unauthorized physical access to the Customer facilities used by Backblaze to provide the Services and shall terminate any unauthorized use of or access to such facilities following discovery thereof.”

1.7.Section 2.4 of the Master Services Agreement is supplemented solely with respect to this Addendum by adding the following: “As applicable, Backblaze will not: (i) decipher, decompile, disassemble, reverse engineer or otherwise attempt to derive any source code or underlying ideas or algorithms of any part of the Customer Infrastructure and Responsibilities; (ii) modify, translate, or otherwise create derivative works of any part of the Customer Infrastructure and Responsibilities; (iii) copy, rent, lease, distribute, or otherwise transfer any of the rights that Backblaze receives hereunder, if any, with respect Customer Infrastructure and Responsibilities; or (iv) input, upload, transmit, or otherwise provide to or through the Customer Infrastructure and Responsibilities, any information or materials that are unlawful or injurious, or contain, transmit, or activate any malicious code, provided that Backblaze shall have no obligations or liability under this clause (iv) with respect to the inputting, uploading, transmission or other provision of information or materials to the extent carried out by Backblaze at Customer’s direction. As of the effective date, the Parties do not anticipate that the Customer Infrastructure and Responsibilities will include any Customer proprietary software.

1.8.Section 4 of the Master Services Agreement is supplemented with respect to this Addendum by adding the following: “Customer reserves the right to temporarily suspend or otherwise deny access to or use of the Customer Infrastructure and Responsibilities, without incurring obligation or liability, to the minimum extent and for the shortest duration required for: (i) emergency maintenance; (ii) maintaining the security or integrity of Customer’s network, hardware, or associated systems; or (iii) judicial or other governmental demand or order, subpoena or law enforcement request that expressly or by reasonable implication requires Customer to do so. Customer will (a) use reasonable efforts to notify Backblaze prior to such suspension where legally permitted (and if not, will notify Backblaze promptly thereafter) and (b) restore access to and use rights with respect to the Customer Infrastructure and Responsibilities promptly after Customer has resolved the issue give rising to such suspension or other denial of access.”

1.9.Section 5.1 of the Agreement is supplemented with respect to this Addendum by replacing clause (i) with the following: “(i) Backblaze any intellectual property rights in Customer’s content or data or any right, title or interest in or to the Customer Infrastructure and Responsibilities.”

1.10.Section 9.3 of the Agreement is supplemented solely with respect to the Phase 3 Order Form by adding the following: “During the Retrieval Period, Customer will continue to provide the Customer Infrastructure and Responsibilities in accordance with Addendum Number One to the Agreement.”

1.11.Section 10.1 of the Agreement is supplemented solely with respect to the Phase 3 Order Form by adding “or Customer Infrastructure and Responsibilities” after the words “alleging that Customer Data.”

1.12.Section 10.2 of the Agreement is supplemented solely with respect to the Phase 3 Order Form by replacing clause (c) with the following:: “(c) Customer's use of the Services or provision of the Customer Infrastructure and Responsibilities in violation of this Agreement or any Order Form, or (d) the Customer Infrastructure and Responsibilities if the Services or use thereof would not infringe without the Customer Infrastructure and Responsibilities.”

1.13.Section 13.8 of the Agreement is supplemented by adding the following: “Customer acknowledges and agrees that Backblaze shall be excused from any delay or failure to provide the Services or otherwise to perform of any obligations under this Agreement to the extent caused by Customer’s failure to provide the Customer Infrastructure and Responsibilities in accordance with this Addendum and the Phase 3 Order Form or any suspension or other denial of access to or use of the Customer Infrastructure and Responsibilities pursuant to Section 4.

2.Continuity of Services and Escrow.

2.1.Section 9 of the Master Services Agreement is supplemented by adding the following: If the Phase 3 Order Form expires or is terminated by Customer pursuant to Sections 9.2 or 13.6 of the Master Services Agreement, Backblaze will, as reasonably requested by Customer, cooperate with Customer and use commercially reasonable efforts to provide for a smooth transition before and following the expiration or termination date, including cooperating with Customer or any third party replacement with respect to the Services, [***]. Customer will reimburse any actual out-of-pocket expenses incurred by Backblaze pursuant to the preceding sentence and will pay Backblaze for the time of its personnel pursuant to the preceding sentence at a reasonable rate agreed by the Parties, consistent with the rates Customer is then paying for outside technical consulting services.

2.2.The Parties will enter into a [***]escrow agreement (“Escrow Agreement”) within [***]of the Addendum Effective Date whereby Backblaze will put the Escrowed Materials into escrow with [***], or such other mutually agreed upon escrow agent (“Escrow Agent”), on the terms and conditions, and in the form, provided by the Escrow Agent, consistent with this Section 2.2 and as further mutually negotiated by the Parties. Backblaze will update the escrowed materials once per calendar quarter. Customer will have the right to request, at Customer’s sole cost and expense and subject to the Escrow Agent’s execution of a confidentiality agreement reasonably acceptable to Backblaze, that the Escrow Agent verify and test the Escrowed Materials at least annually to confirm they are complete, current and sufficient and to report the results of such verification and test to Customer. For purposes of this Agreement, “Escrowed Materials” means [***]. For the avoidance of doubt, Deposit Materials do not include (i) Backblaze's general-purpose platform software, internal tools, or other software or documentation not specifically required to operate the Managed Storage service under the applicable Order Form(s), (ii) third-party software (provided that the Deposit Materials shall identify all third-party software dependencies and the applicable license terms), or (iii) any Backblaze software or services provided under any other Order Form to the extent not related to Managed Services.

2.3.The occurrence of any of the following will constitute a “Release Event” for purposes of this Addendum and the Escrow Agreement should they occur at any time following the Addendum Effective Date and so long as Customer has utilized [***] of Managed Storage and Customer is not then in material breach of

Customer’s payment obligations and obligations with respect to confidentiality and data security under Agreement, which breach has not been cured within the applicable cure period under the Agreement:

(a) If Backblaze: (i) has terminated its on-going business operations or transfers all or substantially all of the assets or obligations associated with or set forth in the Agreement to a third party except in connection with a continuation of the Backblaze’s business; (ii) has terminated or voluntarily discontinued its provision of the Managed Storage; or (iii) has ceased to perform the support services for the Managed Storage; provided, however, that where such Release Event is caused solely by a Force Majeure Event, the Release Event shall not occur until the Force Majeure Event has continued for [***] so long as Backblaze is using commercially reasonable efforts to cure.

(b) The Escrow Agreement terminates for any reason (and is not promptly replaced) other than upon mutual agreement of Customer and Backblaze.

(c) One or more of the following events occurs with respect to Backblaze (each, an "Insolvency Event"): (i) Backblaze files a voluntary petition under any bankruptcy, insolvency, or similar law and a court of competent jurisdiction enters an order for relief in such proceeding; (ii) an involuntary petition is filed against Backblaze under any bankruptcy, insolvency, or similar law and is not dismissed within [***]; (iii) a court of competent jurisdiction appoints a receiver, trustee, or similar official for Backblaze or a substantial portion of its assets; or (iv) Backblaze makes a general assignment for the benefit of creditors; and such Insolvency Event is not cured, dismissed, or vacated within [***]after its occurrence.
For the avoidance of doubt, none of the following shall constitute a Release Event or otherwise entitle Customer to release of the Escrowed Materials: a decline in Backblaze's credit rating, a reduction in Backblaze's revenue or profitability, a change in Backblaze's stock price, or any temporary cash flow constraint that does not result in an event described in clauses (a)( through (c) above.
2.4.Escrow License

(a) Upon any Release Event, Customer shall have a non-exclusive, non-transferable, non-sublicensable (except as provided in Section 2.4(b)), royalty-free license to use the Escrowed Materials and any compiled version of the Escrowed Materials then actually deployed in any Managed Storage, including modification and the creation of derivative works, solely (i) to continue operating the Managed Storage on Customer Infrastructure and Responsibilities under the Phase 3 Order Form or any Order Form entered into for Managed Storage and (ii) to facilitate an orderly transition of such Managed Storage to Customer's own systems or a replacement provider [***] (the "Escrow License"), provided that any modifications or derivative works created pursuant to the Escrow License shall belong exclusively to Customer, provided that Customer shall have no rights to use such modification or derivative works, to the extent such use requires use of any Escrowed Materials owned by Backblaze, after expiration or termination of the Escrow License.

(b)    [***]

(c)    Customer may permit contractors and consultants to access the Escrowed Materials solely to assist Customer with the activities described in Section 2.4(a), provided that each such contractor or consultant is bound by written confidentiality obligations no less protective than those set forth in the Agreement.

(d)    Customer shall not: (i) use the Escrowed Materials for any purpose other than as expressly permitted under Section 2.4(a); (ii) use the Escrowed Materials to develop, offer, or operate a product or service that competes with Backblaze's storage products or services [***] or (iii) sell, sublicense, distribute, or otherwise make the Escrowed Materials available to any third party, except as expressly permitted under Section 2.4(c).

(e)    Upon a Release Event, Backblaze shall provide reasonable training for Customer personnel to familiarize such personnel with the operation of the Managed Storage, including training on the analysis, development, delivery, installation, configuration, integration, testing, deployment, maintenance, support, repair, storage, copying, reproduction, modification, enhancement, improvement, or disaster recovery of the Managed Storage operations. Customer will reimburse any actual out-of-pocket expenses incurred by Backblaze pursuant to the preceding sentence and will pay Backblaze for the time of its personnel for such training at a reasonable rate agreed by the Parties, consistent with the rates Customer is then paying for outside technical consulting services.

2.5.Within thirty (30) days following the expiration or termination of the Escrow License, Customer shall return to Backblaze or destroy all copies of the Escrowed Materials (including any copies held by contractors or consultants) and, upon request, deliver to Backblaze a written certification signed by an authorized officer of Customer confirming that all copies have been returned or destroyed.

3.Master Strategic Agreement.

3.1.Except as amended by this Addendum, all terms and conditions of the Agreement will remain in full force and effect with respect to the Phase 3 Order Form and nothing in this Addendum will affect the terms of the Agreement with respect to any other Order Form.

3.2.All capitalized terms not otherwise defined in this Addendum have the meanings assigned to them in the Agreement.

3.3.The Agreement, as amended by this Addendum, together with the Phase 3 Order Form and other Order Forms constitutes the entire agreement between Customer and Backblaze with respect to its subject matter and supersedes and replaces any prior or contemporaneous understandings and agreements, whether written or oral, with respect to its subject matter.

[Signatures to follow]

By signing below, each Party represents and warrants that: (i) it has read and understands the Addendum, (ii) has full power and authority to accept the Addendum on behalf of their organization, and (iii) agrees to be bound by the terms of the Addendum.

Backblaze, Inc.		CoreWeave, Inc.

Signature:	/s/ Gleb Budman	Signature:	/s/ Brian Venturo
Print Name:	Gleb Budman	Print Name:	Brian Venturo
Title:	CEO	Title:	CSO
Date:	June 17, 2026	Date:	June 17, 2026

Exhibit A
Phase 3 Order Form